 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 10, 2017

TRINET GROUP, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36373	95-3359658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 San Leandro Blvd., Suite 400 San Leandro, CA		94577
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (510) 352-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Financial Officer

On April 10, 2017, TriNet Group, Inc. (the “Company”) announced that Richard Beckert, age 55, has joined the Company as its Senior Vice President, Finance. Effective immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017, Mr. Beckert will be appointed as the Company’s Senior Vice President, Chief Financial Officer, and as the Company’s Principal Financial Officer.  Mr. Beckert has more than 25 years of leadership experience in all aspects of finance, including accounting and reporting, treasury, risk management, tax, internal audit and practices, assets, and management processes. Prior to joining the Company, Mr. Beckert served at CA Technologies, a global enterprise provider of business software solutions, as Executive Vice President and Chief Financial Officer from May 2011 to July 2016, as Corporate Controller from June 2008 to May 2011, and as Senior Vice President, Strategic Pricing and Offerings from September 2006 to June 2008. Prior to his time at CA Technologies, Mr. Beckert worked for IBM for approximately 23 years in various leadership positions. His last position with IBM was as Division Controller for Data Management. Mr. Beckert holds a B.S. in Finance Administration from Northeastern University in Boston, MA.

Mr. Beckert’s employment is at-will and, pursuant to an employment agreement with the Company, Mr. Beckert will be (i) paid an annual base salary of $500,000, (ii) eligible to participate in the Company’s annual executive cash incentive plan for 2017, with a 2017 target incentive equal to 100% of his annual base salary, pro-rated based on his actual service period in 2017, (iii) recommended for an equity grant with value of $3,000,000 of which 50% will be comprised of time-vested restricted stock units (“RSUs”) and 50% will be comprised of performance-vested restricted stock units (“PSUs”), (iv) eligible for reimbursement of certain qualified relocation expenses, (v) eligible for reimbursement of certain financial planning and income tax services, and (vi) eligible to participate in the Company’s standard employee benefit plans that are available to the Company’s employees generally, as in effect from time to time, subject to the terms and conditions of such plans. Mr. Beckert’s RSUs will be subject to the Company’s standard four-year vesting schedule for new hires, with 1/4th of the total shares subject to his RSU award vesting on the first anniversary of the date of grant, and 1/16th of the total shares subject to his RSU award vesting on the 15th day of the second month of each calendar quarter thereafter. Mr. Beckert’s PSUs will vest upon the achievement of certain performance goals and time-based vesting requirements that are applicable to the Company’s other executive officers. The vesting of Mr. Beckert’s RSUs and PSUs each assume his continued employment with the Company.

Mr. Beckert will also be eligible to participate in the Company’s Severance Benefit Plan (the “Plan”), which provides for certain payments and benefits upon a Change in Control Termination or a Non-Change in Control Termination that results in Mr. Beckert’s Separation from Service, as each foregoing capitalized term is defined in the Plan.

There are no family relationships between Mr. Beckert and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As previously disclosed, in September 2016, William Porter announced his intention to retire from his position as Vice President, Chief Financial Officer of the Company at such time as his successor commences employment as the Company’s Chief Financial Officer. Effective immediately upon the appointment of Mr. Beckert as the Company’s Chief Financial Officer and Principal Financial Officer, Mr. Porter will retire as the Company’s Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer and transition into an operational role with the Company as Vice President, Office of the Chief Executive Officer.

Appointment of Principal Accounting Officer

Effective immediately upon Mr. Beckert’s appointment as the Company’s Chief Financial Officer and Principal Financial Officer, Michael Murphy, age 49, will be appointed as the Company’s Principal Accounting Officer.

Mr. Murphy has served as the Company’s Chief Accounting Officer since July 2016.  Prior to joining the Company, Mr. Murphy served as Chief Accounting Officer at QBE North America, a global insurance provider, from October 2014 to July 2016. Prior to this, Mr. Murphy served as Director of Financial Reporting at AIG, a global insurance provider and, from 2013 to 2014. Before joining AIG, Mr. Murphy worked for seven years as Controller for AEGIS Insurance Services Ltd., a mutual insurance company, starting in 2006.  Prior to this time, Mr. Murphy worked in several senior finance roles at Marsh & McLennan for approximately 10 years.  Mr. Murphy is a Chartered Accountant from the Institute of Chartered Accountants in England and Wales and holds a BSc in Statistics, Computing, Operations Research & Economics from the University College London.

No new compensatory or severance arrangements will be entered into in connection with Mr. Murphy’s appointment as the Company’s Principal Accounting Officer. There are no family relationships between Mr. Murphy and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release entitled “Richard Beckert Joins TriNet as Senior Vice President of Finance” dated April 10, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 10, 2017		TriNet Group, Inc.

		By:	/s/ Brady Mickelsen
Brady Mickelsen
Senior Vice President, Chief Legal Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release entitled “Richard Beckert Joins TriNet as Senior Vice President of Finance” dated April 10, 2017.